EXHIBIT 99.1

Leidos Announces Appointment of Christopher Cage as Chief Financial Officer

James Reagan to Retire as CFO Effective July 5, 2021, Remaining an Advisor
to Leidos Through the End of 2021

(Reston, Va.) May 4, 2021 – Leidos (NYSE: LDOS), a FORTUNE 500® science and technology leader, today announced the appointment of Christopher Cage as Chief Financial Officer, effective July 5, 2021. Cage, who currently serves as Leidos’ SVP, Chief Accounting Officer, will succeed James Reagan, who announced his planned retirement from the Company. Reagan will continue as CFO until July 5, 2021, serving in an advisory capacity through the end of the year.

Cage joined the company in 1999 and has held finance roles of increasing responsibility, including as SVP, CFO of the previous Health & Engineering division and as SVP, Operations Finance. He has extensive knowledge of Leidos’ financial organization and each of our business segments and experience supporting its business operations, mergers & acquisitions, accounting, treasury and investor relations functions. Cage also previously served as Director Financial Planning & Analysis. He has a bachelor’s degree in accounting and an MBA from San Diego State University and is a certified public accountant (inactive) in the state of California. He is also a graduate of the Harvard Business School Advanced Management Program.

“I am excited to advance our positive trajectory working more closely with Chris as our new CFO,” said Leidos Chairman and CEO Roger Krone. “As demonstrated by today’s strong, first quarter financial results and growth momentum, we are well positioned to deliver on our business commitments and believe Chris brings the right skills to help drive Leidos forward on our current path of value creation. His financial experience and deep understanding of our business will align him and the Company for continued success.”

“I am honored to be appointed as CFO at this important time for Leidos,” said Cage. “Jim has been a great mentor to me, and his expertise and leadership have been invaluable during my time at the Company. I look forward to working with Roger, the senior leadership team, and our deep and talented finance team as we continue to execute on our strategic and financial priorities focused on value-added growth and our commitments to all stakeholders.”

Krone continued, “On behalf of the entire board of directors and management team, I want to thank Jim for his outstanding service to Leidos, and his leadership over the past six years. During his tenure, Jim helped accelerate Leidos’ course of growth, strengthened our capital structure and led us through a period of significant total shareholder return at Leidos. We are grateful that he will continue on as an advisor through the end of the year, and wish him all the best in his retirement.”

“It is a pleasure to work alongside the talented team at Leidos and I am proud of the significant accomplishments we have achieved together,” said Reagan. “With the Company’s strong financial position and exceptional team across the organization, I believe now is the right time to retire to spend more time with my family. I have worked closely with Chris since joining Leidos, and believe he is well-equipped to take this role. Leidos is well-positioned for the future, and I look forward to continuing to follow the team’s successes in my retirement.”

Carly Kimball, Assistant Corporate Controller, has been appointed to succeed Cage as SVP and Chief Accounting Officer. Carly brings over 20 years of experience leading large teams and has extensive proficiency in accounting, auditing, financial reporting, acquisitions and integrations, as well as business operations. Prior to joining Leidos, she served as chief financial officer of CACI Products Company Inc. and senior manager in Ernst & Young’s Aerospace and Defense audit practice.

About Leidos

Leidos is a Fortune 500® information technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, civil, and health markets. The company’s 39,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $12.30 billion for the fiscal year ended January 1, 2021. For more information, visit www.Leidos.com.

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Media Contact:
Melissa Lee Dueñas
571.526.6850
Duenasml@leidos.com

Investor Relations:
Peter M. Berl
571.526.7582
ir@leidos.com